EXHIBIT 99.1
CALCULATION OF THE MAXIMUM NOTES BALANCE AT SEPTEMBER 30, 2006
UNDER THE SENIOR SECURED NOTES FACILITY DATED JANUARY 13, 2005

I. Lesser of:
A. the product of:
1. the Free Cash Flow Multiple	8.0 x
Multiplied by
2. Services Business Free Cash Flow	$9,470

		$75,760
Or
B. the product of:
x. 2.0 times	2.0x
multiplied by
y. Services Business Revenue	$34,986

		$69,972
II. Lesser of
1. 50% of the results of the immediately preceding clause (I)		$34,986
Or
2. 30% of the Company’s After-tax PV10		$11,534

III. 10% of the Company’s After-tax PV10		$3,845

Maximum Notes Balance = (I) + (II) + (III)		$85,351

Aggregate Notes Outstanding at Determination Date		$55,357

Company’s After-tax PV10 as of 6/30/06		$38,446

Services Business Revenue {Section 2(a)(xxxx)}		$34,986
Services Business operating income	$13,299
Services Business depreciation and amortization expense	1,323
Less: Any net operating income from affiliates	—

(A) Services Business net operating income before interest, taxes,		$14,622
(B) Aggregate interest paid on permitted indebtedness		—
Services Business capital expenditures	$(5,845)
Less: Issuances of stock by Infinity, less costs	693

	(5,152)
Less: Aggregate interest expense	(—)

Services Business capital expenditures, not funded	(5,152)	(5,152)

Services Free Cash Flow {Section 2(a)(xxxix)}		$9,470